Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS

ANNOUNCES UNITHOLDER APPROVAL

Dallas, Texas – May 1, 2007 – Energy Transfer Partners, L.P. (NYSE:ETP) announced that its Common Unitholders approved the Conversion Proposal presented at today’s Special Meeting. The Class G Units were issued to Energy Transfer Equity, L.P. (“ETE”) in November 2006 to fund a portion of the previously announced Transwestern Pipeline acquisition and to repay indebtedness incurred in connection with the Titan Energy acquisition which closed in June 2006.

The conversion of these Class G units was on a one-to-one basis, resulting in a greater number of Common Units outstanding, but not an increase in the overall number of partnership units. Accordingly, on an overall basis, the conversion is not dilutive to the Partnership’s existing Common Unitholders. As a result of the conversion, all of the 26,086,957 outstanding Class G Units will be canceled and the Partnership will issue a corresponding number of Common Units to ETE upon their request.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400